MASTERWORKS

HOW IT WORKS | ABOUT | PRICE DATABASE | TRADING | JANE

Get notifications
Receive up-to-the-minute alerts about our exclusive offerings.

OFFERINGS

FEATURED



Agnes Martin
UNTITLED #1 · 1990

Agnes Martin was a pioneer of Minimalism highly influential in her meditative approa geometric abstraction.

12% PROGRESS

14.2%
PRICE APPRECIATION OF SIMILAR WORKS

$4,500,000
APPRAISED VALUE

$3,300,000
INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW



of the post-war era.

99% PROGRESS

20.6%
PRICE APPRECIATION OF SIMILAR WORKS

$2,000,000
APPRAISED VALUE

$1,980,000
INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW



Haring
· 1983

ring, an iconic 1980s street artist, globally ed for his graphic style and social activism.

76% PROGRESS

16.3%
PRICE APPRECIATION OF SIMILAR WORKS

$3,000,000
APPRAISED VALUE

$2,662,000
INITIAL OFFERING

A ARTIST MARKET SCORE

OFFERING CIRCULAR

PAINTING DETAILS

INVEST NOW

×

$4,500,000
APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal



Agnes Martin

INVEST NOW

Agnes Martin was a pioneer of Minimalism and highly influential in her meditative approach to geometric abstraction.

DEAL TERMS

HISTORICAL RETURNS

BIOGRAPHY

MEDIA

DOCUMENTS


Agnes Martin

WHY WE LIKE THIS PAINTING

The Painting (1990) is an excellent example of the precise technical handling, peaceful color palette, and Minimalist aesthetic that is synonymous with the artist's signature works.

The Painting features alternating grey and white horizontal bands, where each white segment is meticulously and evenly subdivided by seven hand-drawn horizontal graphite lines. Other works created in this period of Agnes Martin's career, depict horizontal bands in iterative patterns that vary in thickness and complexity, and only some exhibit graphite with a level of intricacy that recalls her generative works of the 1960s. The paintings of the early 1990s are the last works created by the artist on her signature 72 inch by 72 inch format. From 1993 onwards, Martin transitioned to the smaller scale of 60 inch by 60 inch canvases for the rest of her career. As of August 7, 2020, Untitled #9 (1988) is the most expensive 'Untitled' painting to sell at auction that was created in the second half of this period, from 1985 to 1992, and sold for $4,282,500 in 2016. The Painting features similar characteristics to Untitled #9 in its technical application of horizontal graphite lines against a white ground and the addition of a similar pale, grey-blue tone used for thicker, structural bands.

14.2%

PRICE APPRECIATION OF SIMILAR WORKS FOR MARTIN

Learn more about price appreciation, and view our Important disclosures

Deal Terms

THE PAINTING

Untitled #1

Masterworks agreed to acquire the Painting (1990), which measures 72 inches by 72 inches, in a privately negotiated transaction from a gallery on August 7, 2020.



Untitled #1
1990
acrylic and graphite on canvas
72 × 72 in. (182.9 × 182.9 cm)

PRICE APPRECIATION OF SIMILAR WORKS BY AGNES MARTIN

14.2%

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Agnes Martin with the following criteria: paintings created between 1985 and 1992, that are "Untitled" works at a scale of 72 inches by 72 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

APPRAISED VALUE

$4,500,000

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal. Investors are cautioned not to put undue emphasis on the appraisal.

OFFERING SIZE

$3,300,000

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Offering Circular

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings by Agnes Martin



Similar Paintings

Reflects realized prices of similar works selected by Masterworks based on public auction sales data and the Painting. The historical price appreciation is used for comparative modeling purposes only. Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Past performance is not indicative of future performance.

The set of similar sales comprise paintings by Agnes Martin with the following criteria: paintings created between 1985 and 1992, that are "Untitled" works at a scale of 72 inches by 72 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Price appreciation data is based on auction sales occurring prior to the qualification of the offering by the SEC and, unless otherwise indicated, has not been updated for sales occurring after such date.

Important Disclosures*

Untitled #11

Auction House	Sotheby's
Sales Date	May 3, 1993
Year	1989
Sold For	**$167,500**

Untitled #3

Auction House	Christie's
Sales Date	May 3, 1994
Year	1987
Sold For	**$189,500**

Untitled #4

Auction House	Christie's

Historical Agnes Martin Price Appreciation

The data below includes auction sales in which an object sold more than once at auction since the later of (i) 1900 or (ii) the date of the artist's first auction sale as tracked by Masterworks, listed from most recent sale to least recent sale.



PURCHASE PRICE
$132,000

SALE PRICE
$10,693,000

GROSS APPRECIATION
+81.01x (20 years)



PURCHASE PRICE
$198,000

SALE PRICE
$6,325,000

GROSS APPRECIATION
+31.94x (23 years)



PURCHASE PRICE
$211,500

SALE PRICE
$3,946,000

GROSS APPRECIATION
+18.66x (21 years)



PURCHASE PRICE
$368,000

SALE PRICE
$6,743,500

GROSS APPRECIATION
+18.32x (28 years)

MORE RESULTS

Biography

Agnes Martin (b. 1912 Macklin, Canada - d. Taos, New Mexico) was born in the rural Canadian town of Macklin, Saskatchewan and spent the majority of her childhood in Vancouver, British Columbia. Around 1932, the artist relocated to Bellingham, Washington to be with her sister, and in 1934, attended a teacher training program at the Western Washington College of Education. The artist remained a resident of the United States for the rest of her life and received her American citizenship in 1950. Martin enrolled in the Teachers College at Columbia University in New York City in 1941, and in 1946, the artist enrolled as a graduate student at the University of New Mexico, where she became a Teaching Associate and created her earliest paintings. In 1951, Martin returned to Columbia for her Masters of Arts degree, which she completed the following year. It was during this time that Martin met the influential art dealer Betty Parsons, who later assisted the artist's relocation to New York City from Taos in 1957. Martin's first solo exhibition with Parsons took place in 1958 at Section 11, the gallery's annex. Located on Coenties' Slip, Agnes Martin's studio neighbored a number of notable avant garde artists, including Jasper Johns, Robert Rauschenberg, and Ellsworth Kelly, who was also represented by the Betty Parsons Gallery. After a solo exhibition at Betty Parsons Gallery in 1961, the artist exhibited with Robert Elkon Gallery in New York City and Nicholas Wilder Gallery in Los Angeles throughout the 1960s and early 1970s.

The 1960s were both formative and challenging for the artist, who was diagnosed with schizophrenia in 1962, which led, in part, to a significant break in her work from 1967 to 1973. By 1967, Martin's painting had evolved into a precisely crafted aesthetic: a gridded structure composed in a square format with hand-drawn pencil lines applied to the surface of a painted canvas. Martin found inspiration in the works of the prior generation of American Abstract Expressionists, and her work has since become associated with the Minimalist movement of the 1960s for its repetitive and reductive formal qualities. These works were celebrated for their meditative nature and technical mastery, and received institutional recognition during the 1960s: Martin's work was included in group shows at the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, and the Museum of Modern Art in New York City, among others. The artist was granted her first major survey at the Institute of Contemporary Art in Philadelphia in 1973, and from 1975 until her death in 2004, Martin was represented by the renowned Pace Gallery in New York City, while she lived and worked in New Mexico. Late in her career, Martin was featured in significant solo exhibitions at leading international institutions such as the Stedelijk Museum in Amsterdam, the Hayward Gallery in London, and the Musée d'Art Moderne de la Ville in Paris among others. Martin's contributions to Contemporary art were also recognized with two of the most prestigious awards for living artists: in 1997, Martin received the Golden Lion at the 47th Venice Biennale, and in 1998, the National Medal of the Arts was presented to Martin by the Clinton Administration. Top prices for works by the artist at auction, as of August 7, 2020, are led by *Orange Grove* (1965), which sold for $10,693,000 in 2016, followed by *Untitled #13* (1980), which sold for $8,112,500 in 2017, and *Untitled #6* (1983), which sold for $6,743,500 in 2016.

2019 TOTAL AUCTION SALES (HAMMER PRICE)

$13,382,979

2019 NUMBER OF LOTS SOLD

44

Media













Documents

Offering Circular	Official Filing on SEC.gov
Appraisal	Untitled #1 Appraisal
Provenance	The Artist PaceWildenstein Private Collection Private Gallery (as Agent) Acquired from the above by Masterworks

MASTERWORKS

Agnes Martin

Untitled #1 1990



September 1, 2020

MASTERWORKS

THE WEBINAR IS BEING CONDUCTED BY MASTERWORKS UNDER SEC RULE 3A4-1. THE WEBINAR IS NOT PROVIDED BY OR USED IN SOLICITATIONS BY A BROKERAGE FIRM OR BROKER. PLEASE SEE PAGES 15-24 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION"

Offering Overview

Masterworks 021, LLC (Agnes Martin, Untitled #1, 1990)

PLEASE SEE PAGES 15-24 OF THIS PRESENTATION FOR "IMPORTANT DISCLOSURE INFORMATION" .

Offering Overview



Agnes Martin
Untitled #1 (1990)
acrylic and graphite on canvas
72 in x 72 in

MASTERWORKS

Offering Summary

Issuer	Masterworks 021, LLC (Delaware)
Offering Amount	$3,300,000
Price per Share	$20.00
Pre-Sale Appraisal (1)	$4,500,000
Price Appreciation of Similar Works (2)	14.2%
Artist Market Risk (3)	A
Offering Status	**Open for Investment**
Offering Circular	LINK AVAILABLE HERE

Notes:

1. Appraisal conducted by Masterworks, based in part on an appraisal obtained by an independent third-party appraisal firm.
2. The set of similar sales comprise selected paintings by Agnes Martin that are 72 inches by 72 inches in scale.
3. Refer to Annex A for detailed disclosure on Masterworks' artist market risk scoring methodology

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Artist Background

1. Agnes Martin (1912 - 2004) was a pioneer of American Minimalism and known for her meditative approach to geometric abstraction. Her paintings were praised for their technical mastery and ethereal qualities.

2. The artist studied painting and fine art education at the University of New Mexico and Teachers College at Columbia University. Martin was given her first solo exhibition at the Betty Parsons Gallery in 1958 and played a significant part in the New York art scene of the 1960s. Her peers and friends included Ad Reinhardt, Sol Lewitt and Ellsworth Kelly.

3. Martin's paintings reside in important collections around the world, including the Whitney Museum of American Art and the Solomon R. Guggenheim Museum in New York, and the Tate Modern in London.

4. In her late career, the artist was granted two of the highest awards for a living artist: the Golden Lion of the 47th Venice Biennale and the National Medal of the Arts, presented by the Clinton Administration.

5. Agnes Martin's top auction record is "Orange Grove" (1965), which sold for $10.7m in 2016, followed by "Untitled #13" (1980), which sold for $8.1m in 2017.

Source: Masterworks 021, LLC Offering Statement, Christie's, Sotheby's

Why We Like This Painting

1. **The offering amount is 26.7% below the pre-sale appraisal.**

2. From 1977 to 1992, Agnes Martin painted reduced iterations of her widely popular ‘grids’, consisting of bands of paint and parallel graphite lines, almost always in a peaceful neutral palette.

3. By the mid-1990s, Martin ceased working on this scale of 72 in x 72 in.

4. Martin’s compositions range in complexity: some display large areas of broad color while others focus almost entirely on delicate graphite lines.

5. Both the Painting and “Untitled #9” prominently feature the artist’s hand-drawn graphite lines indicative of her top works. “Untitled #9” holds the auction record from our selected sales of $4.3m in 2016.[1]



Agnes Martin
Untitled #1 (1990)
acrylic and graphite on canvas
72 in x 72 in

MASTERWORKS

Source: Masterworks 021, LLC Offering Statement, Christie's.
Notes: 1. The auction record for selected works created between 1985 to 1992 is "Untitled #9" (1988), which sold in 2016 for $4,282,500.

Our Acquisition Process

1. Our Acquisitions team had considered **over twenty** works by Agnes Martin **over the last nine months** prior to acquiring *Untitled #1* (1990).

2. We were able to secure the Painting at a great value. The seller offered the Painting to Masterworks for **$4.5m**.

3. Of the works we reviewed, with prices between **$3.8m and $8.0m**, made 3 offers, but were happy with the condition on 2 of those.

4. Agnes Martin heavily edited her own body of work, sometimes destroying works that didn't meet her top standards. *Untitled #1 (1990)* is listed in the artist's catalogue raisonne and is one of only thirteen canvases the artist painted in that year.



$4.3 million

Untitled #9 (1988)
72 in x 72 in
(Christie's, New York, 2016)

Source: Masterworks 021, LLC Offering Statement, Christie's

Past performance is not a guarantee of future performance.

Recent Sale on June 29, 2020.



$5.2 million

at Sotheby's, New York
Ginny Williams Collection Evening Sale.

Mountain Flowers I, 1985
72 in x 72 in

Source: Sotheby's
Notes: Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

Auction Market Growth

Agnes Martin Auction Market Summary [1] [2]

Total Auction Hammer Prices and Average Hammer Prices since 2000

$180.1 million in total sales of paintings since 2000 [1]

$10.7 million record price achieved in May 2016

7.9% annual growth in total sales [1]

6.3% annual growth in average hammer prices [2]



Total Hammer Sales ($ millions)
25
20
15
10
5
-
10,000
7,500
5,000
2,500
-
Average Hammer Price ($ thousands)
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Total Hammer Sales
Average Hammer Price

Source: Masterworks 021, LLC Offering Statement, ArtPrice

Notes:

1. Based on auction sales of paintings as tracked by ArtPrice. Shown as hammer price, excluding buyer's premium. Excludes any sales tax, VAT, artist resale rights or other charges assessed by the auction house. Data shown through 2019 as of December 31, 2019
2. Average hammer sale price, excluding buyer's premium. Excludes any sales tax, VAT or artist resale rights. Data shown through 2019 as of December 31, 2019
3. Median annualized return realized by a repeat auction sale across all observed pairs by the artist across all time periods as tracked in the Masterworks repeat sales database

THE DATA INCLUDED HEREIN REFLECTS CHARACTERISTICS OF THE MARKET FOR PHYSICAL ARTWORK AND NOT FOR INVESTMENT SECURITIES

Selected Similar Auction Sales

Summary of Historical Sales of Similar Works (1) (2)

Selected works of Agnes Martin paintings that are 72 inches square and created between 1985 and 1992.

14.2% annual growth in similar sales prices (3)


167,500
189,500
211,500
184,000
332,500
669,500
757,900
1,464,000
1,360,000
1,584,000
1,808,000
1,762,500
1,482,500
2,098,500
1,565,000
3,722,000
4,282,500
3,946,000
3,840,800
5/3/1993
5/3/1994
11/20/1996
11/21/1996
6/3/1998
5/15/2002
11/11/2003
11/9/2004
11/9/2005
5/9/2006
11/16/2006
11/12/2008
5/10/2011
5/11/2011
11/13/2013
11/11/2015
11/15/2016
5/18/2017
5/16/2018
Implied Historical Growth

Sources: Masterworks 021, LLC Offering Statement, Internal Masterworks analysis, Public auction house records, ArtPrice

Notes:

1. Purchase and sale prices are shown with auction house buyer's premium, but exclude any sales taxes, VAT, artist resale right fee or other charges assessed by the auction house. If applicable, prices converted to US dollars based on the prevailing exchange rate as of the date of the transaction
2. Similar sales comprise selected works of Agnes Martin paintings that are 72 inches square and were created between 1985 and 1992.
3. Implied compounded annual growth rate based on regression of realized prices shown and transaction date. Implied growth rate also excludes the acquisition of the Painting. Similar sales data is current through August 27,2020 and does not reflect results of auctions held subsequent to such date.

MASTERWORKS

Reflects price appreciation of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting in the chart is unique and historical price performance of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the chart. Past performance is not indicative of future performance. See Important Disclosure.

Top Prices Achieved



$10.7 million

Orange Grove (1965)

72 in x 72 in

(Christie's, New York, 2016)

$8.1 million

Untitled #13 (1980)

72 in x 72 in

(Sotheby's, New York, 2017)



$5.8 million

Untitled #6 (1983)

72 in x 72 in

(Christie's, New York, 2016)

Source: Christie's, Sotheby's

MASTERWORKS Notes: Prices include buyer's premium. Excludes any VAT, sales taxes or other transaction-related charges.

Why Prices Could Grow

1. Martin is one of the few female painters whose auction record exceeds $10 million; others who have reached this threshold include Georgia O'Keeffe, Joan Mitchell, Jenny Saville. Her work can also be thought of in context with Yayoi Kusama and her meditative net paintings.

2. Male peers from the Minimalist movement have seen high record prices, with Frank Stella's $28m record leading the group, though support and momentum for female artists continues to grow.

3. Works by Agnes Martin are fairly limited in number and only a few works may appear at auction in a given year. Since 2010, only five paintings have been offered at auction on average per year.

4. Martin's work is deeply rooted in art history and can be contextualized as a dialogue with Abstract Expressionism and Color Field painting.

5. The artist's estate is represented by the renowned PACE Gallery, which she had worked with from 1975 until her passing in 2004.

Source: Masterworks 021, LLC Offering Statement

Investing Involves Risk

- Masterworks has a relatively new and unproven business model.
- Masterworks issuers do not generate revenues or cash flow.
- Investment in any single Masterworks entity is entirely undiversified which results in concentration risk.
- Your ability to sell or trade your shares is uncertain.
- Artwork may be sold at a loss.
- Artwork is highly illiquid and timing of a sale is unpredictable.
- Costs and fees will diminish returns.
- Art market trends are difficult to predict.
- We may become subject to claims relating to title, authenticity and/or provenance of the painting.
- Artwork may be damaged and insurance coverage may be insufficient.
- Masterworks has potential conflicts of interest.
- Liquidation timing is uncertain.

You are encouraged to read the section of the Offering Statement entitled "Risk Factors" before deciding to invest.

Questions?

Contact



Scott Lynn
slynn@masterworks.io



Nigel Glenday
nglenday@masterworks.io

Important Disclosure Information

Summary Investment Terms

Investment Vehicle	Masterworks 021, LLC (Delaware)
Manager	Masterworks Administrative Services, LLC
Offering Amount	$3,300,000 (Class A Shares)
Price per Share	$20.00 per Class A Share
Investor Eligibility	Open to anyone, including non-accredited investors
Fees	1.5% per annum, payable in newly issued Class A shares 20% profits interest (Class B Shares)
Expenses	One-time true-up reimbursement of 10% covering asset acquisition, due diligence, syndication, organizational, regulatory compliance, professional fees, capital commitment and other transaction costs
Term	Indefinite. Masterworks controls the sale of the underlying asset
Interim Liquidity	Bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market," commencing on or after the three-month anniversary of the closing of this Offering
Liquidity Sale	Masterworks to sell underlying asset after 7 years if no liquidity option is available to investors
Tax Treatment	K-1 for US taxpayers. Ordinary income on sale of painting. Capital gains on sale of shares. Passthrough treatment for non-US taxpayers

Other Art Investment Details

Acquisition	Privately Negotiated Transaction from a Gallery, 7 August 2020
Storage	Delaware Freeport or Masterworks Headquarters (NYC)
Insurance	Lloyd's of London (Ark Syndicate Management)

Important Disclosure Information

The investment opportunities described in this document are speculative, involve a significant degree of risk, and are not suitable for all investors. An investor could lose all or a substantial amount of his, her or its investment. Any investment of a type described in this document may be highly illiquid and may be subject to restrictions on transfer. There may be no secondary market for the investment interest and none is expected to develop. The relevant investment may involve complex or specialized tax structures. Such investments are suitable only for sophisticated investors and require the financial ability and willingness to accept the significant risks inherent in such an investment for an indefinite period of time. Investors should consult their own finance, legal, accounting and tax advisor prior to making any investment.

This document contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

Materials may include composite returns of similar works selected by Masterworks based on public auction sales data. The data is used for comparative modelling purposes only. Each painting is unique and historical performance of the similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the composite returns of similar works. Past performance is not indicative of future performance. Important Disclosure.

In these materials we may present comparisons of Artwork to other asset classes, however any such comparison is of limited value due to the fact that there are significant differences between these asset classes. Artwork is held exclusively for capital appreciation, similar to Gold and most private equity investments. By contrast, U.S. T-Bills and U.S. Government Bonds are held primarily for current yield, though their value changes with changes in prevailing market interest rates. The S&P 500, which represents a collection of stocks, Hedge Funds and Real Estate are typically held for a combination of current dividend yield and capital appreciation. Oil is a commodity that is traded by speculators and end users. Stocks, U.S. Government Bonds, U.S. T Bills, Oil and Gold are highly liquid and valuation is driven by price discovery through continuous trading among large and diverse pools of capital. Artwork, Real Estate, investments in Hedge Funds and Private Equity, all represent unique opportunities and are typically relatively illiquid. These types of investments are therefore more difficult to value and price than assets that trade regularly. In addition, the costs of art ownership and buying and selling artwork may differ materially from ownership and transactional costs associated with investing in the other asset categories presented in the table.

Important Disclosure Information (Continued)

Materials may include estimates of historical appreciation rates based on publicly available historical auction sales data for similar objects. These appreciation rates may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as A chart or graph relating to certain segments of the overall art industry, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through www.masterworks.io (the "Site"). Historical Art sales price data is used for comparative modelling purposes only. Each painting is unique and historical performance of selected artwork is not a direct proxy for historical price performance of the specific painting or any investment in securities referenced in these materials or on the Site. There is no current market for any securities referenced in these materials or on the Site and any investment in such securities will reflect costs and fees described in SEC filings that are not reflected in the data presented for similar works.

Masterworks strongly cautions investors not to place undue reliance on data presented for similar works.

The Webinar is being conducted by Masterworks under SEC Rule 3a4-1. The Webinar presentation is not provided by or used in solicitations by a brokerage firm or broker. The administrator's provision of the bulletin board platform at www.masterworks.io, referred to as the Masterworks "Secondary Market" is a means for potential buyers and sellers to communicate, negotiate and transact directly with one another without involving a brokerage account or broker. The Webinar is not to be construed as a solicitation by any registered brokerage firm or broker.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available at https://www.masterworks.io/about/disclaimer.

Important Disclosure Information (Continued)

YOU MUST READ THE DOCUMENTS FILED WITH THE SEC, INCLUDING THE OFFERING STATEMENT FOR A PARTICULAR INVESTMENT, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION MASTERWORKS PROVIDED IN THIS PRESENTATION, AND COULD DIFFER IN IMPORTANT WAYS.

The value of investments and any income derived from them may go down as well as up. An investor can lose all or part of their invested capital. Past and projected performance of specific paintings or artists is not indicative of future results and is not intended to be comparable to performance of Masterworks-sponsored offerings, which include certain fees, profit-sharing and expenses that are not included in such performance.

Masterworks, LLC is located at 497 Broome St., NY, NY 10013

Annex A

Masterworks Artist Market Risk Profile

Introduction. Materials may include references to "artist market risk profile". Our objective is to group artists based on the size, consistency and trends in their individual markets to facilitate a generalized comparative assessment of a given artist's market risk relative to other artists. We've created three broad categories of artists: (i) those with "reduced" market risk, (ii) those with "moderate" market risk and (iii) those with "elevated" market risk.

We define an artist's "*market risk profile*" as the estimated relative variability of return performance among artwork sold in a given artist's market in aggregate, including historical frequency of capital loss, as measured by certain characteristics of the overall auction market for the artist's work. Importantly, an artist's "*market risk profile*" does not account for risks relating to the art market in general nor does it measure the expected variability in financial performance for an individual artwork or account for factors that are specific to an individual artwork or transaction, including price paid for a work and speed of re-sale.

General Premise. Artists with more extensive and sustained auction market activity and lower historical frequency of capital loss tend to exhibit lower levels of future re-sale and return performance risk (all things being equal). Reasons for this include:

- A relatively higher volume of artwork sold each year provides more comparable sales data, which facilitates pricing confidence.
- A relatively higher volume of artwork sold each year (as well as sustained high average price points) generally indicates greater levels of collector interest/demand and generates higher confidence in the future resale potential of an artwork.
- Artists who have achieved high average price points over a sustained period tend to have higher potential for longer-term market durability (e.g., lower incidence of an artist market "disappearing" or materially drying up altogether).
- Lower percentages of repeat-sale losses (i.e. sales at a price below the purchase price) are generally indicative of a more sustainable market for the artist and higher confidence in the future resale potential of an artwork.

Methodology. To categorize artists by market risk, we first generate a target artist list comprised of artists who are in the top 500 based on sales dollar volume for the last full calendar year for which auction data is available and are in the Masterworks Repeat Sales Database. Next, we generate a raw score for each such artist based on the following criteria on a scale of 1-3:

	Artist Market Raw Score		
	1	2	3
Market Criteria			
Auction History	20+ years	5+ years	<5 Years
Annual Sales (Total)	$100mm+	$10mm+	<$10mm+
Average Price	$1mm+	$250k+	<$250k+
Lots Sold	500+	50+	<50+
Career Stage	Deceased	N/A	Still Producing
% Loss Sales (1)	< 20%	20% - 50%	>50%

Note: % Loss Sales are included for artists with 30 or more repeat sale pairs. Artists with less than 30 repeat sale pairs are automatically assigned a raw score of 3 for this criteria

Masterworks Artist Market Risk Profile (Cont'd)

Methodology (Cont'd).

Calculate the weighted average raw score for each artist to derive a final score based on the following weights. Lower weightings are assigned to non-sales metrics (auction history and career stage)

Auction History	10.0%
Career Stage	10.0%
Annual Sales (Total)	20.0%
Average Price	20.0%
Lots Sold	20.0%
% Loss Sales (1)	20.0%

Lastly, we categorize the artists based on the raw scores:

Reduced	Raw Score less than 2
Moderate	Raw Score equal to or greater than 2 and less t
Elevated	Insufficient data available or artist not included

Note:
Masterworks may use its discretion to adjust the grouping of a particular artist or the weighting of a particular criteria based on certain qualitative factors if it determines that a purely mathematical result would be distortive or manifestly inappropriate (e.g., artists with well-established names, but who rarely appear at auction).

Data Sources

- Top 500 artists by sales for the last full calendar year for auction data is available per ArtPrice (for total market data)
- Masterworks Repeat Sales Database (for returns data)
- All data is sourced from public auction results and does not include private sales activity.

Masterworks Artist Market Risk Profile (Cont'd)

Observations / Conclusion. On average, reduced market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than moderate market risk profile artists and moderate market risk profile artists have higher total sales, higher average sales and a longer tracker record at auction than elevated market risk profile artists.

Reduced market risk profile artists appear to generally exhibit lower variability in returns relative to moderate market risk profile artists and moderate market risk profile artists appear to generally exhibit lower levels of variability in returns as compared to elevated market risk profile artists, as evidenced by:

- Narrower standard deviation around average historical returns
- Wider absolute range of historical returns
- Lower frequency of repeat sales that have resulted in a negative return

Important Limitations. Each artwork is unique and the resale performance on any given artwork may differ materially from another artwork produced by the same artist. Accordingly, an artist's market risk profile may not accurately assess the resale risk or performance of an individual artwork by such artist. In addition, the artist market risk profile classification is intended to provide a generalized comparative measure, but is not intended in any way to gauge absolute market risk and does not purport to assess general market risks to the overall art market or any segment thereof. In addition, we intend to evaluate artists on an annual basis and we expect that artists in a given grouping in one year may not remain in that grouping in subsequent years. We also may alter our grouping methodology over time as we gain additional insight. We believe that an artist's market risk is a relevant factor in an overall assessment of the risk of investing in artwork produced by a particular artist, but there are numerous other risks to be considered before investing in a particular artwork. An artist's market risk profile is not intended to express an opinion, evaluation or assessment of the risk involved in investing in any particular securities offered by Masterworks.

Lastly, the data used to create the artist market risk profiles is historical in nature and past performance is not indicative of future performance. Investors are cautioned not to place undue reliance on the artist market profiles appearing in our materials.

PALL MALL
ART ADVISORS

...

Pall Mall Art Advisors
Eight Tower Bridge
161 Washington Street
Third Floor, Suite 320
Conshohocken, PA 19428

INVENTORY & VALUATION

Of items instructed by

Nigel Glenday, Masterworks

Seen via photographs

497 Broome St., New York, NY 10013

Made for the purpose of

Fair Market Value

Date of Inspection: August 6, 2020

Effective Date of Appraisal: August 6, 2020

Report Date: August 13, 2020

Ref: APP2834869

August 13, 2020

Nigel Glenday, CFO
Masterworks
497 Broome St.
New York, NY 10013

Dear Mr. Glenday,

As you requested, I conducted an appraisal inspection via photograph on August 6, 2020 of items of personal property requested by Masterworks. The property was identified to me as belonging a Private Owner. Values are effective as of the appraisal date, stated to be August 6, 2020. The objective of the appraisal was to determine the fair market value of the listed items for acquisition. This report is not valid for any other purpose; any other use renders the appraisal null and void. Values stated do not reflect any expenses which might be incurred should these items be sold such as advertising costs or selling commissions. This appraisal can be used and relied upon by the client, Masterworks, care of Nigel Glenday. Use of this report by others is not intended.

In summary, the Fair Market Value of all appraised items total $4,500,000.

The definition of fair market value is set forth in IRS Section 1.170 and 20.2031-1 which states that: "The Fair Market Value is the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." (According to Technical Advisory Memorandum [TAM] 9235005 [May 27, 1992], fair market value should include the buyer's premium) 20.2031 (b) continues "the fair market value of an item of property includible in the decedent's gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly sold to the public, taking into account the location of the item wherever appropriate. Thus, in the case of an item of property includible in the decedent's gross estate, which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A-13(c)(3)(1988). The source for this definition of fair market value is IRS Section 1.170 and 20.2031 (b) and Treasury Regulation Section 1.170A-13(c)(3)(1988)).

In this appraisal, value has been established by the sales comparison approach. This method of valuation involves comparison of the property with similar items, which have sold within the market that I considered most common for each item. The Income Approach and the Cost Approach were considered and rejected as not applicable to this appraisal. The Income Approach was not considered appropriate because the subject property at present is not income-generating. The Cost Approach was not considered appropriate as there is no need to determine the value of the subject property based on the cost of manufacturing or recreating an identical object at this time.

The scope of work for this appraisal included an examination via photographs of the personal property in the residence, compiling a detailed inventory, researching the various appropriate markets for comparables and writing the resulting appraisal report.

Markets considered, reviewed and researched for recent sales prices of items comparable to those listed include antique dealers, antique shows, galleries, regional, national and international auction houses where such property is most commonly sold to the public. Sources of data for my value conclusions also included online databases, sales by dealer/retailers, or other personal observations. Markets analyzed appeared normal. Because quality, condition, and desirability affect the appropriate market where items would be purchased by the public, I may have considered different markets for different items of personal property depending on the above.

In general, the condition of the items examined was good. Any alterations from original condition or damage beyond what is usual and common for items of similar age are so noted in the appraisal report. Measurements included are determined under field conditions and therefore should be considered approximate.

Unless stated elsewhere, this appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution or authorship is made.

The appraised values are based upon the whole interest and possessory interest, undiminished by liens, fractional interest or any other form of encumbrance or alienation. However, the appraisal is not an indication or certificate of title of ownership. The identification of the ownership interest of the items has been represented to me by my client and no inquiry or investigation will be made nor is any opinion to be given as the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion. These values are not a representation or warranty that the items will realize those values if offered for sale in an appropriate market. The values expressed are based on current information on the date the appraisal was made. No opinion is expressed as to any past value, nor, unless otherwise expressly stated, as to any future value.

Where this appraisal is based not only on the items, but also on the factual data or documentation supplied therewith, this appraisal report shall so state by making reference thereto and, where appropriate, attaching copies.

I certify that to the best of my knowledge and belief:

- The statements of fact contained in this report are true and correct to the best of their knowledge.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- I have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.
- I have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- My engagement in this assignment was not contingent upon developing or reporting predetermined results.
- My compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the *Uniform Standards of Professional Appraisal Practice.*
- I have inspected the property that is the subject of this report via photographs with documentation provided by the client.
- Roxanne Cohen, Post-War and Contemporary Arts Specialist, provided significant personal property appraisal assistance to the person signing this certification.

With the exception of my client, possession of this report or its copy does not carry with it the right of publication, nor may this report be used for any purpose by anyone other than my client or other authorized users without my previous written consent. If this report is reproduced, copied or otherwise used it must be done so in its entirety including the cover document and all attachments. Furthermore, no change shall be made to any item in this appraisal except by the author.

Photographs and/or digital images are included in this report for reference only.

Should, in conjunction with this appraisal, additional services of the appraiser be requested by the client, their agent, or lawyer, or the courts (such as for added time researching for other value objectives, pre-trial conference, court appearances, court preparations, etc.) compensation for same shall be at the customary hourly rate charged by the appraiser at that time and shall be paid by the client immediately upon receipt of a statement for said work.

I regard all information concerning this appraisal as confidential. I retain a copy of this document along with my original notes, and will not allow others access to these records without the written permission of my client unless so ordered by a court of law.

I am a "qualified appraiser" with the Appraisers Association of America. I regularly perform appraisals for which I receive compensation. My education and experience demonstrating the valuation of the type of property in this appraisal can be found in the Addendum. Because of my background, experience, education and membership in professional associations, I am qualified to make appraisals of the type of property that is the subject of this appraisal.

Anita Heriot/MC 8/14/2020

Anita Heriot, Appraiser Date
USPAP Compliant

INDEX

Paintings and Prints

Paintings and Prints

Seen Via Photographs

001 **Agnes Martin (American, 1912-2004)**
Untitled #1
1990
Acrylic and graphite on canvas
Signature on verso "A. Martin 90"
72 x 72 in.

Market Value: $4,500,000







Note:
No. 21533

Condition:
The painting is in good and stable condition. The canvas is taut and in plane. There are inherent variations in the canvas texture including several raised areas throughout the surface. These areas were discretely toned back with a water re-soluble paint (Golden QoR color), by Sandra Amann. The frame is in excellent condition.

Valuation Narrative:
Martin is known as an abstract painter although she considered herself as more of a minimalist painter. She was best known for her vertical and horizontal line paintings and drawings. Her market has always been steady, however there has been a slight upturn in relation to the deeper interest from institutions in collecting female artists.

Martin, Untitled #1 (Continued)





Comparables for Untitled #1

Christie's, New York, May 17, 2017, Lot 29B, Agnes Martin, "Untitled II", 1982, acrylic and graphite on canvas, 72 x 72 in. Estimate: $2,500,000 - $3,500,000, Realized: $4,951,500 (with Buyer's Premium).

Comparables for Untitled #1 (Continued)

Sotheby's, London, UK, October 15, 2015, Lot 7, Agnes Martin, "UNTITLED", Circa 1999--2000, acrylic and graphite on canvas, 60 x 60 in. Estimate: $2,500,000 - $3,500,000, Realized: $2,837,000 (with Buyer's Premium).



Phillips, New York, May 14, 2015, Lot 44, Agnes Martin, "Untitled #7", 1984, acrylic, graphite on canvas, 72 x 72 in. Estimate: $2,500,000 - $3,500,000, Realized: $4,197,000 (with Buyer's Premium).

Sotheby's, New York, May 16, 2018, Lot 32, Agnes Martin, "UNTITLED #3", 1989, acrylic and graphite on canvas, 72 x 72 in. Estimate: $2,500,000 - $3,500,000, Realized: $3,840,000 (with Buyer's Premium).



SUMMARY

Report Date:	August 13, 2020
Appraiser:	Anita Heriot
Client:	Masterworks c/o Nigel Glenday
Address:	497 Broome St. New York, NY 10013

Paintings and Prints	$4,500,000
Total	**$4,500,000**

ANITA HERIOT, APPRAISER

EDUCATION
New York University, School of Professional Studies Program in Arts Appraisal, 2005

New York University, School of Education
Completed Masters of Arts in History, spring 1995

New York University Institute of Fine Arts
Completed Coursework in art history, fall 1990

University of London School of Oriental and African Studies
Completed Masters of Arts in Asian Area Studies, fall 1989

Bowdoin College
Bachelor of Arts in Art History and History, spring 1988

ADDITIONAL EDUCATION
Winterthur Federal Furniture Workshop, summer 2004

ART RELATED EXPERIENCE
Member of the Appraisers Association of America, USPAP compliant

Pall Mall Art Advisors
President, North America fall 2011 to present
Senior Fine Art Specialist – With over ten years focus on 19th and 20th century American and Continental Fine Art including the Barbizon school, Realism, Impressionism, Post-Impressionism, Symbolism, Art Nouveau, Secession, Abstract Expressionism and Modern Masters

Samuel T. Freeman & Company
Head of Appraisal Department, fall 2009 to fall 2011

Samuel T. Freeman & Company
Head of English and Continental, fall 2008 to fall 2009

Gurr Johns Masterson
Senior Appraiser, consultant and American Paintings specialist, 2007 to 2008

Private Consulting and Advisory
Specializing in American paintings, 2006-2007

Dawson and Nye Auctions
Philadelphia Representative, fall 2006

Senior Lecturer, The Haverford School
Instructor for course, "Chinese Painting and Evaluation," fall 2006

Russell Ball Endowed History Chair and lecturer
Presented Public lecture on Art Appraisal and Valuation, spring 2006

Heriot Appraisals & Arts Services

Prepared a variety of fine arts appraisals for private clients, 2004 to 2008

Sotheby's New York City
Inventoried and catalogued for Arcade department, fall 1989 to fall 1990
Lectures and Publications
A national sought-after speaker, Anita Heriot has spoken at the Barron's 100 and 500, the Institute for Private Investors, YPO and WPO, over 30 Tiger21 groups, Wells Fargo Private Bank, JP Morgan Private Bank, Morgan Stanley Private Bank and others.

Expert Witness and Litigation
Anita Heriot has assisted in legal cases involving art appraisal and advisory by serving as an expert witness, providing appraisals, inventory reports and criminal cases involving theft.

ROXANNE COHEN

EDUCATION

USPAP (New York) 2018

Sotheby's Institute, New York 2007-2008
M.A (Masters) *Art Business*
Certificate: *Collections Management (2008)*

Manchester University, UK 2000-2003
B.A (Hons) *History of Art and Architecture*

Pall Mall Art Advisors, New York **November 2017 – Present**
Director of Art Advisory (Specialist Post-War and Contemporary Art)

- Drive new business development initiatives, and cultivate/ expand existing client network through strong relationships with galleries, auction houses, insurance companies and private wealth advisors
- Assess, establish and expand collections of solid investment value, by providing expertise on existing collections, and sourcing/ selling relevant works through the private and public art market
- Conduct valuations across the country for insurance, fair-market value and estate planning purposes
- Spearhead analysis of artists' market, and provide intelligence for asset acquisitions
- Consistently research industry trends in an effort to provide clients with the most relevant, long-term investment pieces
- Curate collections from conception to completion, ie: private estate for a new collector establishing an American art collection of 12 pieces and a budget of $500K, within 3 months

CoART Group (Founder **2015 - 2017**
Art Advisor and Curator

CHRISTIE'S, London **2010-2015**

- *Client Advisor, Private Client Group* *(2012-2015)*
- *Evening Sale Admin, Researcher and Assistant to Head of Post-War & Contemporary Art* *(2010-2012)*

PHILLIP'S, New York **2009**
Researcher, Contemporary Department

Patron/Committees

- Ex-Chair of Young British Friends Art Museums Israel (BFAMI)
    - Head of cultural activities and fundraising events for young collectors supporting the Museums of Israel.
- Guggenheim (New York) acquisitions committee
- Serpentine and Tate Museum Patron

STATEMENTS, INDEMNIFICATIONS AND DISCLAIMERS

This appraisal is given, subject to the terms and conditions hereinafter set forth, all of which are a part hereof unless expressly set aside in writing either on the pages of the preamble or by writing attached to the appraisal signed by all parties concerned.

Unless otherwise stated herein, the certificate of appraisal is based only on the readily apparent identity of the items appraised, and no further opinion nor guarantee of authenticity, genuineness, attribution, or authorship is made. Although the appraiser is not an authenticator, the appraiser found no reason to question the authenticity of the articles, unless as indicated in the individual description.

To the appraiser's knowledge, scientific and/or laboratory testing has not been performed on any item.

The appraised value is based on the whole ownership and possessory interest undiminished by any liens, fractional interests or any other form of encumbrance or alienation.

This appraisal is made at the request of the parties named for their use. It is not an indication or certificate of title ownership. The identification of the interest of the requesting parties is simply that represented to the appraiser by such parties and no inquiry or investigation has been made nor is any opinion given as to the truth of such representation.

The values expressed herein are based on the appraiser's best judgment and opinion and are not a representation or warranty that the items will realize that value if offered for sale at an auction or otherwise. The values expressed are based on current information on the assigned effective valuation date stated on the cover page of this report. No opinion is hereby expressed as to any future value, nor unless otherwise stated, as to any past value.

Values for articles that are appraised based on photographs or other images are limited to matters apparent from such photographs. The appraiser appraised the condition and appearance of the articles on the basis of careful examination of the images, which may not form a true representative.

The appraiser has considered the highest and best use of the appraised articles with respect to the most appropriate, common, and legal marketplace given the purpose of the appraisal.

The appraiser has no past interest, no present interest, nor any contemplated future financial interest in the appraised property. Nor does the appraiser have any personal interest or bias with respect to the parties involved. This appraisal was done objectively, according to the rules of the IRS (in the Pension Protection Act of 2006 H.R. 4, Public Law 109-280), and in accordance with the 2020-2021 Uniform Standards of Professional Appraisal Practice. Further, the appraiser has no other interest that might tend to prevent making a fair and unbiased appraisal.

This appraisal was researched and prepared by the appraiser named on the cover page of this report. Primary research was conducted by Anita Heriot. Information obtained by appraiser through reputable standard industry resources is assumed to be reliable, but is not guaranteed by this appraiser or their firm. The client provided the appraiser with verbal information regarding provenance of the articles listed herein. The appraiser is not responsible for the accuracy of this information.

The appraiser is not required to give testimony, be present in any court of law, or appear before any commission or board by reason of this appraisal, unless prior arrangements have been made with the

appraiser. Should this report be challenged in anyway, not limited to litigation, it is understood that the appraiser is prepared to defend their appraisal, if required. Courtroom testimony, mediation proceedings, and the necessary preparation are considered to be separate assignments and will be billed at our then current normal hourly rate plus expenses as required.

The appraiser and their firm are not responsible for and against any actions, claims, liabilities, or expenses (including reasonable attorney's fees) incurred as a result of claims based on or arising from the appraisal, by third parties unrelated to the immediate purpose of this appraisal.

Possession of this report, or copy thereof, does not include the right of publication without the written consent of the appraiser. This report in its entirety, or any part thereof, including the identity of the appraiser or their firm, shall not be made public through advertising, public relations, news releases, sales, or other distributive or information media without the written consent of the appraiser.

Copies of this appraisal and notes pertaining to the appraisal, written and electronic, will be kept in the offices of Pall Mall, Inc., for a minimal period of five (5) years after the date of issue or two (2) years after final disposition of any judicial proceedings involving the appraiser, whichever period expires last. Pall Mall, Inc. will make every effort to store the clients' records in a safe and secure environment. However, the firm is not responsible for acts of war, terrorism, or other such unexpected catastrophes that may affect the safekeeping of this report.

All matters treating the duties, responsibilities, and liabilities of the appraiser are in accord with the Valuation Standards and Professional Practices as outlined by the Appraisal Foundation in the 2020-2021 Uniform Standards of Professional Appraisal Practice and the Code of Ethics of the Appraisers Association of America.

Unless expressly stated, the condition of the items is assumed to be good. Functional obsolescence (damage as to render the item unusable for its essential purpose) or Economic obsolescence (lack of demand) of appraised items will only be noted if applicable.

APPRAISAL TERMINOLOGY & DEFINITIONS

Prepared by the Appraisers Association of America, Inc.

ACTUAL CASH VALUE (ACV): This term refers to Market Value and is generally synonymous with payment restricted to cash. Some insurance policies also define ACA as the replacement cost minus any depreciation.

APPRAISAL REPORT: This is the actual document in which the opinion of value is stated. Appraisal reports can be written, which is always preferable, or oral. Both, according to USPAP, are subject to specific development and reporting requirements.

APPROPRIATE MARKET: The venue in which the appraiser determines an object can be sold most easily and at the highest price. Frequently in the case of personal property, where comparables are scarce, the most appropriate market can be a combination of auction sales and private gallery sales.

ASSUMPTIONS AND LIMITING CONDITONS OF THE APPRAISAL: This is a listing in the appraisal document of those elements detailing the parameters of the appraisal document, the responsibilities of the appraiser and the information and procedures for which the appraiser does not assume responsibility. It is generally appropriate for the appraiser to explain why he/she has chosen to exclude specific elements as part of the description of limiting conditions. According to USPAP, the appraiser is required to identify and explain the circumstances and appropriateness of any assumptions, extraordinary assumptions, hypothetical and limiting condition that have been used in an appraisal assignment.

BOUGHT IN: This occurs at auction when an object does not meet its reserve price and fails to sell.

BUYER'S PREMIUM: The percentage of the bid or "hammer" price paid by the buyer to the auction house when purchasing an item. The fee usually ranges between 5 and 25% and varies between auction houses.

COMPARABLES: Finding similar and like objects to the one being appraised is the most commonly applied approach to evaluation. An examination and analysis of the sales figures for similar works or comparable objects allows the appraiser to arrive at the appropriate appraised value for the one under consideration. These figures are mandatory for most donation appraisals and may be provided by the appraiser in other situations when the appraiser judges them to be necessary.

EQUITABLE DISTRIBUTION: A division of assets in which two or more persons or businesses, each having a share, agree to a method of distribution, or rely upon a third party or court to make such decision.

FAIR MARKET VALUE (FMV): FMV is usually for IRS purposes and is defined by IRS Section 1.170 and 20.2031 (b) as "the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts." According to Technical Advisory Memorandum 9235005 (May 27, 1992), fair market value should include the buyer's premium. IRS Section 20.2031 (b) continues "the fair market value of an item of property includible in the decedents' gross estate is not to be determined by a forced sale price. Nor is the fair market value of an item of property to be determined by the sale price of that item in a market other than that in which such item is commonly appropriate. Thus. in the case of an item of property includible in the decedent's gross estate which is generally obtained by the public in the retail market, the fair market value of such an item of property is the price at which the item or a comparable item would be sold at retail." (Treasury Regulation Section 1.170A –13) (3) (1988) it should be noted that the IRS has changed the definition slightly in various sections of the Revenue Code and other printed literature. In addition, Pamphlet 561 has also added the following to the definition: "If you put a restriction on the use of property you donate,

the FMV must reflect that restriction.

FORCED LIQUIDATION VALUE (FLV): This is the lowest range "NET" value, usually for a quick and forced sale purpose. It is defined as "the most probable price in terms of cash, or other precisely revealed terms, for which the property would change hands if sold immediately, without regard to the relevant market place.

HAMMER PRICE: The actual bid price at auction as the hammer falls and does not include the buyer's premium.

HYPOTHETICAL APPRAISAL: A type of appraisal done when the item is no longer in the possession of the owner due to loss. When the appraiser cannot examine the object or is only given photographs of the non-existent object that the appraiser states that the appraisal is hypothetical or written on the basis of the information supplied usually by the client. The appraiser's report is based upon a supposed situation or group of assumptions.

HYPOTHETICAL CONDITIONS: According to USPAP, the definition of a hypothetical condition is that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal or economic characteristics of the subject property or about conditions external to the property such as market conditions or trends or about the integrity of data used in an analysis. Appraisals of damaged objects or appraisals done from a photograph used hypothetical conditions. A hypothetical condition may be used in an assignment only if 1) the use of the hypothetical condition is clearly required for legal purposes, for purposes of reasonable analysis or for purposes of comparison; 2) the use of the hypothetical condition results in a credible analysis and 3) the appraiser complies with the disclosure requirements set forth in USPAP for hypothetical conditions.

INHERENT VICE: Extreme conditions of temperature, light and humidity contribute to an object deteriorating or destroying itself. The resulting loss of value is caused by the inherent nature of the object rather than the result of an external cause or a casualty.

LIQUIDATION VALUE: This value is based on the price realized in a sale situation under moderately forced or limiting conditions and under time constraints. This action may be initiated by the owner or a crediting institution. It is implicit in this definition that Liquidation Value will generally be lower than other types of valuation.

LOSS OF VALUE: The difference in value between the value of the property prior to damage and the value of the property after that damage has been repaired.

MARKETABLE CASH VALUE (MCV): This is a net value usually for equitable distribution, resale or estate planning purposes. The value realized, net of expenses, by a willing seller disposing of property in a competitive and open market to a willing buyer, both being reasonably knowledgeable of all relevant facts, and neither being under constraint to buy or sell. Marketable cash value takes into consideration insurance, dealer commissions, advertising, travel and shipping expenses that may be involved in the sale. Implicit in this definition is that a sale takes place within an agreed upon time period with a specified method of payment and that the sale take place in the best available marketplace and that sufficient time is allowed to advertise the property properly. This term is usually for equitable distribution, when tangible property may be exchanged for cash or other financial arrangements or resale or estate planning purposes.

ORDERLY LIQUDIATION VALUE (OLV): This term, a lower range net value usually for quick sales purposes, is defined as the most probably price in terms of cash or other precisely revealed terms for which the property

would change hands under required and limiting conditions in an orderly manner and generally advertised and with knowledgeable buyers advised.

PRIMARY MARKET: The primary market is one created either by the maker or agent of the maker when an object is sold for the first time, usually in galleries or stores. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of having participated in the creation or initial sale of the object. In the instance of multiples, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

QUALIFIED APPRAISER: A definition, codified by the IRS, encompassing any appraiser, not disqualified by the IRS, who states themselves to be qualified to appraise the property in question.

RETAIL REPLACEMENT VALUE (RRV): This is the highest value, usually for insurance purposes and is defined as the highest amount in terms of US dollars that would be required to replace a property with another of similar age, quality, origin, appearance, provenance and condition within a reasonable length of time in an appropriate and relevant market. When applicable, sales and or import tax, commissions and or premiums are included in this amount.

RETAIL VALUE: Used to establish a price guideline for retail pricing, the appraised retail value is derived from retail replacement value. It is defined as a reasonable amount in terms of US dollars that would be required to purchase a property of similar age, quality, origin, appearance, provenance and condition with a reasonable length of time in an appropriate and relevant market. Unlike retail replacement value, retail values do not include any fees or additional costs such as taxes, framing, conservation, restoration and additional commissions.

SECONDARY MARKET: Refers to the marketplace where a used object is bought and sold. Once an item is no longer available from the original source, it is considered a secondary market item and usually refers to the auction market and is in no way associated with the value or the condition of the object. The secondary market is the venue for the sale of an object between a seller and a buyer with neither of them having participated in the creation or initial sale of the object, usually through auction but can also be in galleries. In the instance of multiplies, a valid secondary market cannot exist while the maker or his agent retains a supply of the original offering.

SELLER'S PREMIUM: The percentage of the bid or "hammer" price paid by the seller to the auction when selling an item. The fee ranges from nothing to 35% and may be negotiable, which is most commonly non-disclosed to the public.